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                                  EXHIBIT 10.7

                        AMENDMENT TO CONSULTING AGREEMENT

       THIS AMENDMENT TO CONSULTING AGREEMENT made and entered to this 31st day of December, 1998, by and among GENELINK, INC. (the "Company"), a Pennsylvania corporation, and ROBERT P. RICCIARDI, PH.D. (the "Consultant").

                                   BACKGROUND

       The Company and the Consultant are parties to a Consulting Agreement dated as of February, 1998 (the "Consulting Agreement"). The parties desire to amend the Consulting Agreement as set forth below.

       NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

       1. Amendment to Consulting Agreement. Section 7(a) of the Consulting Agreement is hereby amended by deleting current Section 7(a) and replacing it in its entirety as follows:

              "(a)   Consultant is granted the right and option to purchase
1,000,000 shares (the "Shares") of the Company's Common Stock, exercised at the price of $.10 per Share, which right and option may be exercised from time to time, in whole or in pat, on a cumulative basis at any time. Subject to the provisions of this Section 7(a) to the contrary, in the event that Consultant ceases to be an employee, consultant, representative or agent of the Company on or before the dates listed below, Consultant shall be obligated to forfeit to the Company any and all Shares exercised by Consultant in excess of the number of Shares set forth below:


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No. of Shares               No. of Shares
Consultant May Retain       Subject to           Termination
                            Forfeiture           Date

       200,000              800,000          Prior to January 1, 1999
       400,000              600,000          Prior to January 1, 2000
       600,000              400,000          Prior to January 1, 2001
       800,000              200,000          Prior to January 1, 2002
     1,000,000                    0          On or after January 1, 2002

Notwithstanding anything in this Section 7(a) to the contrary, Consultant's obligation to forfeit any Shares he has purchased shall terminate upon a "change in control" of the Company. For purposes of this Agreement, the term "change in control" shall be deemed to have occurred when (i) the sale in any one or more related transaction of 33% or more of the outstanding voting stock of the Company, (ii) the Company sells 50% or more of its assets in one or a number of related transactions, or (iii) as a result of a tender offer, merger, consolidation, sale of assets, or contest for election of directors, or any combination of the foregoing transactions or events, individuals who were members of the Board of Directors of the Company immediately prior to any such transaction or event. The Consultant may exercise options by giving the Company a note equal to the exercise price of the options exercised, which will bear interest at a floating rate equal to the Federal Funds Rate published in The Wall Street Journal as adjusted form time to time. In the alternative, the Consultant may use Shares owned by the Consultant, valued at the then prevailing market price of the Shares."

       2. No Other Amendment. The Consulting Agreement as amended hereby remains in full force in effect and, except as expressly as stated herein, there are no other amendments thereto.


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       IN WITNESS WHEREOF, the parties have executed this Amendment to
Consulting Agreement as of the date set forth above.

                                       GENELINK, INC.

                                       By: /s/ John R. DePhillipo
                                           ---------------------------------
                                           Chief Executive Officer

                                       By: /s/ Robert P. Ricciardi
                                           ---------------------------------
                                           Robert P. Ricciardi, Ph.D.







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